Exhibit 10.5

SECOND AMENDMENT
TO THE
SEVERANCE PLAN FOR
TEXTRON KEY EXECUTIVES
(2010 Restatement)

By resolutions adopted on February 25, 2014, the Organization and Compensation Committee of the Board of Directors of Textron Inc. (the “Committee”) delegated to Textron’s Executive Vice President, Human Resources, authority to amend the Severance Plan for Textron Key Executives (the “Plan”) to align the Plan’s definition of “good reason” with the definition set forth in the Committee’s resolutions.  Pursuant to this delegation of authority, Section 1.04 of the Plan (definition of “Good Reason Termination”) is hereby amended to read in its entirety as follows, effective immediately:

1.04                    “Good Reason Termination” means, for any Key Executive who was hired or rehired by a Textron Company after December 31, 2007, a Severance with respect to which the requirements of subsections (a) through (d), below, are satisfied:

(a)                               The Key Executive’s Severance occurs no more than two years after the initial existence of one or more of the following conditions arising without the consent of the Key Executive, and as soon as practicable after the cure period described in subsection (c):

(1)                              A material diminution in the Key Executive’s base salary;

(2)                              A material diminution in the Key Executive’s authority, duties, responsibilities, or status (including offices, titles, and reporting requirements);

(3)                              A material diminution in the authority, duties, responsibilities, or status of the supervisor to whom the Key Executive is required to report, including a requirement that the Key Executive report to a corporate officer or employee instead of reporting directly to the Board;

(4)                              A material diminution in the budget over which the Key Executive has authority;

(5)                              A material change in the geographic location at which the Key Executive must perform services;

(6)                              A material change in the aggregate level of the Key Executive’s participation in any of Textron’s short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements;

(7)                              Failure, after a Change of Control, of a successor company to satisfy its obligation to assume or replace equity awards held by the Key Executive;

(8)                              Failure, after a Change of Control, of a successor company to assume the employer’s obligations under the agreement or letter, if any, pursuant to which the Key Executive provides services; or

(9)                              Any other action or inaction that constitutes a material breach by a Textron Company of the agreement or letter, if any, pursuant to which the Key Executive provides services.

(b)                              The amount, time, and form of payment upon the Severance must be substantially identical with the amount, time, and form of payment payable as a result of an actual involuntary Severance, to the extent such a right exists.

(c)                               The Key Executive must provide notice of the existence of a condition described in subsection (a), above, within 90 days after the initial existence of the condition.  Upon receiving the notice, the Textron Company (or its successor) shall have a period of 30 days during which it may remedy the condition and not be required to pay any Severance Pay or Severance Benefit that otherwise would be due upon a Good Reason Termination.  The Key Executive’s resignation must be effective as soon as practicable after the end of the cure period described in the preceding sentence.

(d)                             The applicable condition(s) that cause(s) the Key Executive to leave employment result in a material negative change in the employment relationship, such that his termination effectively constitutes an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

For any Key Executive who was last hired or rehired before January 1, 2008, the definition set forth in Appendix B shall be used to determine whether the Key Executive’s Severance is a “Good Reason Termination.”

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IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officers.

TEXTRON INC.

Dated: March 24, 2014	By:	/s/ Cheryl Johnson
Cheryl Johnson
Executive Vice President, Human Resources